Exhibit 10.3

October 6, 2026

Engagement Letter

Dear Mohsen (Michael) Khorassani:

This letter will confirm our understanding concerning your service as a member of the Board of Directors (the “Board”) of Abits Group Inc. (the “Company”). This letter supersedes all prior written and oral discussion and agreements between the parties hereto with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

1. TERM. Your tenure on the Board will begin on October 6, 2026, when your acceptance of our offer to serve on the Board became effective and will continue until your resignation or removal or until your successor is duly elected and qualified. We expect that you will be a member of the Board for at least the period from the date of appointment to the next annual shareholder meeting.

2. TITLE AND PRIMARY SERVICES. Khorassani will serve as a member of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Based on the information provided by Mr. Khorassani in connection with his appointment, the Board has determined that Mr. Khorassani qualifies as an “independent director” within the meaning of Nasdaq Listing Rule 5605(a)(2) and satisfies the additional independence requirements applicable to audit committee members under Rule 10A-3 under the Exchange Act.

3. COMPENSATION. In consideration of your services as a director of the Company and your participation in each of the Board’s regular meetings and additionally called special meetings and conference calls, the Company will pay you an annual Board Fee of $40,000, consisting of (a) $20,000 in cash, payable in equal monthly installments, and (b) $20,000 in Company stock, payable in equal quarterly installments, in each case beginning from the date of appointment. In addition, you will receive an additional annual fee of $10,000, in the aggregate, for your service as a member of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, payable in equal monthly installments under the Company’s payroll arrangement.

4. EXPENSES. The Company will pay or reimburse you for all authorized and approved out-of-pocket expenses actually incurred in the course of your performance of services pursuant to this letter in a manner consistent with the Company’s policies with respect to reimbursement of such expenses for its Board members generally. Such expenses shall be approved in advance.

5. INDEMNITY. The Company will indemnify you against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which you are party or are threatened to be made a party by reason of your acting as our director. To be entitled to indemnification, you must have acted honestly and in good faith with a view to the best interest of the Company and, in the case of criminal proceedings, you must have had no reasonable cause to believe your conduct was unlawful. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit your liability under United States federal securities laws.

6. REGULATORY AND LEGAL COMPLIANCE. The Company does not anticipate that you will perform any services for the Company which will require reporting, registration, licensing or other compliance activities under any federal, state or municipal laws and regulations relating to lobbying, contact with government officials or similar matters. However, should any such regulatory compliance be required, you shall be solely responsible for complying at your expense with such regulatory requirements as may be applicable to you personally and the Company shall be solely responsible for complying at its expense with such regulatory requirements as may be applicable to the Company. You and the Company shall each provide the other with such information as either may request in order to prepare any reports or other documents required for any such regulatory compliance.

7. REPRESENTATIONS. You warrant and represent to the Company that (a) you are not prohibited by any law or regulation or by the terms of any contract or agreement from performing services for the Company as contemplated by this letter, and (b) as of the date hereof, you are not aware of any situation that would pose a conflict of interest with respect to your performance of services for the Company as contemplated hereby. You agree to promptly inform the Company of any situations that may pose a conflict of interest which may hereafter come to your attention.

8. CONFIDENTIALITY. During your tenure on the Board, you shall not directly or indirectly use or disclose any Confidential Information (as defined below) or Trade Secrets (as defined below) of the Company or the Company’s affiliates except in the interest and for the benefit of the Company. After the end, for whatever reason, of your tenure on the Board, you shall not directly or indirectly use or disclose any Trade Secrets of the Company or the Company’s affiliates. Similarly, you shall not directly or indirectly use or disclose any Confidential Information following your tenure on the Board. For purposes hereof, the term “Confidential Information “means all non-Trade Secrets or proprietary information of the Company or the Company’s affiliates which has value to the Company or the Company’s affiliates and which is not known to the public or the Company’s competitors, generally. Confidential Information includes but is not limited to: (i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies and plans, pricing strategies, information relating to sources of materials and production costs, product samples, technical information and know-how, personnel information and all business records; (ii) information which is marked or otherwise designated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential. For purposes hereof, “Trade Secrets” has the meaning set forth under applicable law.

9. RETURN OF RECORDS. Upon the end, for whatever reason, of your tenure on the Board or upon request by the Company at any time, you shall immediately return to the Company all documents, records and materials belonging and/or relating to the Company, and any copies of such materials and destroy any such documents, records or materials maintained on you own computer equipment.

10. INDEPENDENT CONTRACTOR. You are an independent contractor and not an employee or agent of the Company. You shall be solely responsible for the payment of any taxes or contributions applicable to your performance of services under this letter. You acknowledge that you shall not participate in, or receive any benefits provided by, any of the Company’s retirement, health, welfare or other employee benefit plans or programs.

11. ASSIGNABILITY. All services to be provided hereunder shall be performed by you personally and you shall not assign, subcontract, delegate or otherwise transfer this letter or the performance of services hereunder without the prior written consent of the Company.

12. GOVERNING LAW. This letter shall be governed by and construed in accordance with the laws of the British Virgin Islands without regard to the principles of choice or conflicts of law thereof.

13. SEVERABILITY. The invalidity, illegality or enforceability of any provision of this letter shall not affect the other provisions hereof, which shall remain in full force and effect.

If you are in agreement with the above, kindly so indicate by signing and dating the enclosed copy of this letter in the space provided below and returning it to the Company.

Very truly yours,

/s/ Stephen Faucetta
Stephen Faucetta
Chairman of the Board and Chief Executive Officer

Acknowledged and agreed to this

/s/ Mohsen (Michael) Khorassani
Mohsen (Michael) Khorassani